                           SCHEDULE 14A (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          NORLAND MEDICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

                --------------------------------------------------------------

       2)       Aggregate number of securities to which transaction applies:

                --------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                --------------------------------------------------------------

       4)       Proposed maximum aggregate value of transaction:

                --------------------------------------------------------------

       5)       Total fee paid:

                --------------------------------------------------------------

/X/    Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

       1)       Amount previously paid:

                ----------------------------------------------------

       2)       Form, Schedule or Registration Statement No.:

                ----------------------------------------------------

       3)       Filing Party:

                ----------------------------------------------------

       4)       Date Filed:

                ----------------------------------------------------

                               PRELIMINARY COPIES


                                     [LOGO]


                       106 CORPORATE DRIVE PARK, SUITE 106
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 694-2285


                                                                  April __, 1999


To the Stockholders of Norland Medical Systems, Inc.:

         The Annual Meeting of Stockholders of Norland Medical Systems, Inc. (the "Company") will be held on Wednesday, June 2, 1999, at 10:00 a.m. at the Rye Courtyard By Marriott, 631 Midland Avenue, Rye, New York 10580.

         Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. The Company's 1998 Annual Report is also enclosed and provides additional information regarding the financial results of the Company during the fiscal year ended December 31, 1998.

         On behalf of the Board of Directors and employees of the Company, I cordially invite all stockholders to attend the Annual Meeting. It is important that your shares be voted on matters that come before the meeting. Whether or not you plan to attend the meeting, I urge you to promptly complete, sign, date and return the enclosed proxy card in the prepaid envelope provided.


                                Sincerely,


                                REYNALD G. BONMATI
                                President and Chairman of the Board of Directors

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 1999

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Norland Medical Systems, Inc., a Delaware corporation (the "Company"), will be held at the Rye Courtyard By Marriott, 631 Midland Avenue, Rye, New York 10580, at 10:00 a.m. on Wednesday, June 2, 1999, for the following purposes:

         i.   To elect six directors to serve for the ensuing year;

         ii. To consider and act upon a proposal to adopt an amendment to the Company's Certificate of Incorporation which would increase the number of authorized shares of the Company's Common Stock from 20,000,000 to 45,000,000.

         iii. To consider and act upon a proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent accountants for 1999; and

         iv. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The close of business on April __, 1999 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Common Stock of the Company at that date are entitled to vote at the Annual Meeting or any adjournments thereof.


                                             By Order of the Board of Directors,


                                             KURT W. STREAMS
                                             Secretary

White Plains, N.Y.
April __, 1999


YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HOLD SHARES IN MORE THAN ONE NAME, OR IF YOUR STOCK IS REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, PLEASE SIGN AND RETURN EACH OF THE PROXY CARDS THAT YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                     [LOGO]


                       106 CORPORATE PARK DRIVE, SUITE 106
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 694-2285


                                                                  April __, 1999


                                 PROXY STATEMENT


         This Proxy Statement is being mailed on or about April __, 1999, to holders of record as of April __, 1999, of Common Stock, par value $.0005 per share ("Common Stock"), of Norland Medical Systems, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of a proxy in the enclosed form for the Annual Meeting of Stockholders of the Company to be held on June 2, 1999.

         A proxy card is enclosed for your use. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which requires no postage if mailed in the United States.

         If no instructions are specified on the proxy, shares represented thereby will be voted (i) for the election of the six nominees listed herein as directors of the Company, (ii) in favor of the adoption of the amendment to the Company's Certificate of Incorporation increasing the number authorized shares of Common Stock from 20,000,000 to 45,000,000, (iii) in favor of the ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for 1999, and (iv) in the discretion of the holder of the proxy on all other matters that may properly come before the meeting.

         Any stockholder who has given a proxy may revoke his or her proxy by executing a proxy bearing a later date or by delivering written notice of revocation of his or her proxy to the Secretary of the Company at the Company's executive offices at any time prior to the meeting or any postponement or adjournment thereof. Any stockholder who attends in person the Annual Meeting or any postponement or adjournment thereof may revoke any proxy previously given and vote by ballot.

         As of April __, 1999, there were 18,752,500 shares of Common Stock issued and outstanding. The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker "non-votes" (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will be counted for purposes of determining the existence of a quorum at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner set forth above.

         The election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock, and the approval of any other matters will require the affirmative vote of holders of a majority of the shares present in person or represented by duly executed proxies and entitled to vote on the subject matter. Cumulative voting for the election of directors is not permitted. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum and for those matters requiring the affirmative vote of a majority of the shares present and entitled to vote at the meeting. Shares relating to any proxy as to which a broker non-vote is indicated will be considered present and entitled to vote for determining the presence of a quorum, but will not be considered present and entitled to vote with respect to any matter as to which the broker has indicated on the proxy that the broker does not have discretionary authority to vote the shares. Accordingly, in the case of shares that are present at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director will not prevent the election of such nominee if other stockholders vote for such nominee; an abstention on any other proposal, however, will operate as a vote "against" such proposal. Broker non-votes will have no effect on the outcome of the vote on any proposals.

         The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

         The Company's Annual Report to Stockholders for the year ended December 31, 1998, which contains the Company's Form 10-K for such year including financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's By-Laws authorize the Board of Directors to fix the number of directors of the Company. Currently, the number is fixed at six. The Board of Directors has nominated the six persons named below to serve as directors until the next Annual Meeting of Stockholders or until their earlier resignation or removal. Each nominee is presently a director of the Company. Each of the directors was elected or reelected to the Board at the 1998 Annual Meeting of Stockholders. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may (i) designate a substitute nominee or nominees, in which case the persons named on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee, (ii) allow the vacancy to remain open until a suitable candidate or candidates are located or (iii) by resolution provide for fewer directors. Proxies for this Annual Meeting may not be voted FOR more than six nominees.

NOMINEES FOR ELECTION AT THIS ANNUAL MEETING

JEREMY C. ALLEN, age 49, has served as a Director of the Company since October 1997. He has also been a special marketing consultant to the Company since October 1997. From January 1992 until August 1995 and since May 1997, Mr. Allen has been a marketing and general management consultant in the health care area. From August 1995 until May 1997, he was Vice President, Marketing, Osteoporosis, of Merck & Co., Inc.

JAMES J. BAKER, age 66, has served as a Director of the Company since May 1995. He has been a private investor for over twelve years, specializing in start-up venture capital. He is a consultant to Flight Landata, Inc., a company involved in multi-spectral remote sensing. Previously, Mr. Baker spent twelve years at Cullinet Software Corporation serving initially as Vice President in charge of technical development and later as Senior Vice President in charge of customer support. He holds a B.S. in Mathematics from the Massachusetts Institute of Technology.

REYNALD G. BONMATI, age 51, has served as a Director of the Company since its formation in December 1993 and has served as Chairman of the Board, President and Treasurer of the Company since January 1994. Mr. Bonmati has served since January 1992 as a Managing Director of Norland Medical Systems B.V., the holding company that owns Stratec Medizintechnik GmbH, a manufacturer of bone densitometers marketed by the Company. He has also served as President of Novatech Resource Corporation, a private investment firm, since 1981 and as President of Novatech Management Corporation, a private investment firm, since 1990. Mr. Bonmati received B.S. and M.S. degrees from the Institute National Superieur de Chimie Industrielle, an M.S. degree from the Ecole Nationale Superieure du Petrole et des Moteurs and an M.B.A. from the University of Paris.

MICHAEL W. HUBER, age 71, has served as a Director of the Company since May 1995. He is retired Chairman and Chief Executive Officer and is currently a Director of J.M. Huber Corporation, a diversified family-owned company engaged in natural resource development, and specialty chemical and specialty equipment and wood product manufacturing. He was a Director of Crompton and Knowles Corporation, a specialty chemical and equipment manufacturing company, from 1988 to 1998.

ANDRE-JACQUES NEUSY, age 54, has served as a Director of the Company since September 1997. Dr. Neusy is a Research Scientist and Attending Physician at Tisch Hospital Center/NYU Medical Center and the Medical Director of the Dialysis Unit and Chief of Nephrology at Bellevue Hospital Center in New York City. He has been associated with both hospitals since 1978. Dr. Neusy is also Associate Professor of Clinical Medicine at New York University School of Medicine and Attending Physician in Nephrology at the New York Veteran's Administration Hospital. Dr. Neusy received a B.A. Degree from the International School in Lubumbashi, Zaire, and an M.D. degree from the Free University of Brussels Medical School.

ALBERT S. WAXMAN, age 58, has served as a Director of the Company since January 1994. Dr. Waxman has been Senior Managing Partner of Psilos Group Managers, LLC, an investment firm, since 1998. From 1993 to 1998, he was Chairman and Chief Executive Officer of Merit Behavioral Care Corporation, the parent company of American Biodyne, Inc., which he co-founded in 1985 and for which he served as Chairman and Chief Executive Officer from 1988 to 1993. From 1983 to 1988, Dr. Waxman served as Chairman and Chief Executive Officer of Diasonics, Inc., which he founded. Dr. Waxman has served as a Managing Director of Norland Medical Systems B.V. since January 1992.
Dr. Waxman received a B.S.E.E. degree from City

College of New York and M.A. and Ph.D. degrees from Princeton University. He serves on the Advisory Council of Princeton University's School of Engineering and Applied Sciences.

VOTE REQUIRED FOR APPROVAL

         The vote of a plurality of holders of the outstanding shares of Common Stock present in person or represented by duly executed proxies at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a director of the Company. Accordingly, the six director nominees receiving the greatest number of votes cast will be elected, regardless of the number of votes withheld for the election of such director nominees. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the six persons nominated to serve as directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE SIX PERSONS NOMINATED TO SERVE AS DIRECTORS.

BOARD ORGANIZATION AND MEETINGS

         During the year ended December 31, 1998, the Board of Directors held seven meetings and acted on one other occasion by unanimous written consent. Each Director attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors ("Committees") held in 1998 during his tenure as a Director or Committee member, except for Dr. Waxman who attended four Board meetings.

         There are two standing Committees:

         AUDIT COMMITTEE. The Audit Committee was established in June 1995. The Audit Committee consists of Jeremy C. Allen and Michael W. Huber. The Audit
Committee: (i) makes recommendations to the Board of Directors with respect to the independent accountants who conduct the annual audit of the Company's accounts; (ii) reviews the scope of the annual audit and meets periodically with the Company's independent accountants to review their findings and recommendations; (iii) approves major accounting policies or changes thereto; and (iv) periodically reviews principal internal controls to assure that the Company is maintaining a sound and modern system of financial controls. The Audit Committee held one meeting in 1998. A number of actions that could have been taken by the Audit Committee in 1998 were taken by action of the full Board of Directors.

         COMPENSATION COMMITTEE. The Compensation Committee was established in June 1995. The Compensation Committee consists of Albert S. Waxman, James J. Baker, Michael W. Huber and Andre-Jacques Neusy. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This Committee also performs duties of administration with respect to the Company's Amended and Restated 1994 Stock Option and Incentive Plan (the "1994 Plan"). The Compensation Committee held one meeting during 1998, and acted on six other occasions by unanimous written consent.

DIRECTORS' REMUNERATION

         During the year ended December 31, 1998, fees for all directors aggregated $10,000. Each director of the Company who is not an employee of or consultant to the Company or any subsidiary (a "Non-Employee Director") receives $1,000 for each regular Board meeting attended and is reimbursed for all expenses relating to attendance at meetings. Under the 1994 Plan, each Non-Employee Director receives options to acquire 30,000 shares of Common Stock, vesting in four equal annual installments, commencing on the first anniversary of the date of grant, at an exercise price per share equal to the market value on the date of grant. For Mr. Baker, Mr. Huber and Dr. Waxman, such options were granted on January 3, 1996 at an exercise price of $15.00 per share. For any Non-Employee Director who first becomes a director after January 3, 1996, such options will be deemed granted on the date such person becomes a Board member. For Dr. Neusy, such options were granted on September 8, 1997 at an exercise price of $11.50. Directors who are employees of or consultants to the Company do not receive additional compensation for serving as directors. No member of the Board of Directors was paid compensation during the 1998 fiscal year for his service as a director of the Company other than pursuant to the standard compensation arrangements described above.


                                   PROPOSAL 2

             PROPOSAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors has unanimously approved and recommends to stockholders that they consider and approve a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 45,000,000 ("Authorized Stock Amendment"). The Company's Restated Certificate of Incorporation also presently authorizes 1,000,000 shares of Preferred Stock, which will not be changed by the Authorized Stock Amendment. If the proposed amendment is approved, the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation would be amended to read as follows:

                "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is forty-six million (46,000,000) shares, consisting of the following classes of stock: (A) one million (1,000,000) shares of Preferred Stock, par value $.0005 per share ("Preferred Stock"); and (B) forty-five million (45,000,000) shares of Common Stock, par value $.0005 ("Common Stock")."

         As of April __, 1999, in addition to the 18,752,500 shares of Common Stock issued and outstanding, an additional 1,247,500 shares of Common Stock were reserved for issuance under the 1994 Plan. Therefore, as of the record date, there were a total of 20,000,000 shares of Common Stock either issued and outstanding or reserved for issuance out of a total of 20,000,000 authorized shares of Common Stock, leaving no shares of Common Stock remaining available for subsequent issuance or reservation.

         On September 11, 1997, the Company acquired all of the outstanding stock of Norland Corporation ("Norland Corp.") from Norland Medical Systems B.V. ("NMS BV"). The $17,500,000 purchase price for Norland Corp. consisted of $1,250,000 in cash paid at closing and a $16,250,000 7% promissory note issued by the Company to NMS BV (the "Purchase Note"). A $1,250,000 principal payment on the Purchase Note was originally payable on March 11, 1998. The Purchase Note was amended to provide that such payment would not be due until such time as the Company receives at least $2,000,000 in proceeds from a debt or equity financing. The balance was payable on September 11, 2002 with a right on the part of the Company to extend the maturity for up to an additional two years. If the maturity was so extended, the applicable interest rate would be subject to increases during the extension period. The Purchase Note provided that the Company could pay principal at any time and that, except for the $1,250,000 payment referred to above, the Company could make payments of principal by delivering shares of its Common Stock, valued at the average closing price for the five previous trading days.

         The acquisition of Norland Corp. was the subject of an ongoing litigation in the Court of Chancery of the State of Delaware, New Castle County. On December 31, 1998, in connection with the settlement of this litigation, the terms of the Norland Corp. acquisition were amended. Effective as of December 31, 1998, the original $17,500,000 purchase price was reduced to $8,700,000 by reducing the principal amount of the Purchase Note from $16,250,000 to $7,450,000. In addition, $1,890,000 of principal of the reduced Purchase Note was paid by delivering 7,000,000 shares of the Company's Common Stock to NMS BV priced at $0.27 per share, the average closing price for the five previous trading days. The purchase price reduction and payment with shares of Common Stock reduced the Company's indebtedness by $10,690,000. The $5,560,000 balance of the Purchase Note was reissued in a new promissory note with a reduced annual interest rate of 6 1/2% (the "Amended Note"). The other payment terms, including those with respect to maturity, prepayment and the ability to pay principal by delivering shares of Common Stock, were not changed. The settlement of the litigation was approved by the Court of Chancery on March 18, 1999.

         In March 1999, in order to further significantly reduce the amount of the Company's outstanding indebtedness, the Company exercised its right to pay $4,310,000 of the remaining $5,560,000 of Amended Note principal by delivering additional shares of the Company's Common Stock priced at $0.39 per share, the average closing price for the five previous trading days. The 11,122,580 shares of Common Stock issuable in payment of such $4,310,000 of principal, when added to the 14,164,031 shares then outstanding and the 1,247,500 shares reserved for issuance pursuant to the 1994 Plan, exceeded the Company's 20,000,000 authorized shares of Common Stock by 6,534,111 shares (the "Additional Shares"). Accordingly, the Company issued 4,588,469 shares at the time of such payment. The Additional Shares are issuable upon approval of the Authorized Stock Amendment. The outstanding principal balance of the Amended
Note is now $1,250,000. The Company does not have the right to pay any of this amount by delivering shares of its Common Stock.

         There are significant overlaps in the ownership and management of NMS BV and the ownership and management of the Company. Norland Partners, L.P. owns 42.6% of NMS BV. Reynald G. Bonmati, the President and a director of the Company is a Managing Director of NMS BV. Through his relationship with Norland Partners, L.P., as President and 50% stockholder of Novatech Management, the sole general partner of Norland Partners, L.P., Mr. Bonmati may be considered the beneficial owner of the 42.6% of NMS BV held by Norland Partners, L.P. Albert S. Waxman, a director of the Company, is also a Managing Director of NMS BV. As Chairman and 50% stockholder of Novatech Management, he may also be considered the beneficial owner, through Norland Partners, L.P., of the same 42.6% of the capital stock of NMS BV. Two of the other directors of the Company, James J. Baker and Michael W. Huber, neither of whom is an officer or employee of the Company, have small indirect ownership interests in NMS BV, but neither is an officer, director or employee of NMS BV. Mr. Huber and Mr. Baker's wife are limited partners in Novatech Ventures, L.P., which holds a limited partnership interest in Norland Partners, L.P. Bones, L.L.C., the managing members of which are Mr. Bonmati and Hans Schiessl, the third Managing Director of NMS BV, owns 51.7% of NMS BV. Mr. Bonmati and Mr. Schiessl may each be considered the beneficial owner of the 51.7% interest in NMS BV held by Bones, L.L.C.

         Of the 7,000,000 shares of Common Stock issued to NMS BV in December of 1998, NMS BV has transferred 2,710,526 shares to Norland Partners, L.P. and 3,289,474 shares to Bones, L.L.C. Of the 4,588,469 shares issued in March 1999 payment of $4,310,000 of principal of the Amended Note, 2,072,861 shares are held by Norland Partners, L.P. and 2,515,608 shares are held by Bones, L.L.C. In addition, if Authorized Stock Amendment is approved, the 6,534,111 Additional Shares will be issued, of which Norland Partners, L.P. will receive 2,951,814 shares and Bones, L.L.C. will receive 3,582,297 shares. Following the issuance of the Additional Shares, a total of 25,286,611 shares of Common Stock will be outstanding, of which Norland Partners, L.P. will own 7,735,201 shares and Bones, L.L.C. will own 9,387,379 shares.

         The increased number of authorized shares of Common Stock contemplated by the proposed Authorized Stock Amendment is necessary in order to issue the Additional Shares. The Board of Directors believes that the Authorized
Stock Amendment is also desirable to make additional unreserved shares of Common Stock available for issuance or reservation without further shareholder authorization, except as may be required by law. Authorizing the Company to issue more shares than currently authorized by the Restated Certificate of Incorporation will not affect materially any substantive rights, powers, or privileges of holders of Common Stock. There are currently no shares of Preferred Stock outstanding. Except for the Additional Shares, the Company does not have any current plans or intentions to issue any of the additionally authorized Common Stock or any Preferred Stock. However, the Board of Directors believes that having such additional stock authorized and available for issuance or reservation will allow the Company to have greater flexibility in considering potential future actions involving the issuance of stock for corporate purposes such as stock dividends, exercise of stock options, for cash or property and for other purposes, as occasions may arise. The Board of Directors has no current plans to effect such potential actions. Other than with respect to the issuance of the Additional Shares, the Company has no other plans or other existing or proposed agreements or understandings to issue, or reserve, for future issuance, any of the additional Common Stock which would be authorized by the Authorized Stock Amendment.

         Neither the presently authorized shares of Common Stock nor the additional Common Stock that may be authorized pursuant to the Authorized Stock Amendment carry preemptive rights. The additional Common Stock, if authorized, could be issued at the direction of the Board of Directors without any further action by the stockholders, except if required by applicable law or regulations, in connection with acquisitions, efforts to raise additional capital for the Company and other corporate purposes.

         Any additional stock, if so issued, would have a dilutive effect upon the percentage of equity of the Company owned by present stockholders. The issuance of such stock might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends, has never adopted any policy with respect to the payment of dividends and does not intend to pay any cash dividends in the foreseeable future. The Company instead intends to retain any earnings for use in financing growth and additional business opportunities. In addition, the issuance of such additional stock, by reducing the percentage of equity of the Company owned by present shareholders, would reduce such present shareholders' ability to influence the election of directors or any other action taken by the holders of Common Stock.

         The authorization to issue the additional Common Stock would provide management with a capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management. This proposal is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation. The submission of this proposal is not a part of any plan by the Company's management to adopt a series of amendments to the Certificate of Incorporation or By-Laws so as to render the takeover of the Company more difficult.

VOTE REQUIRED FOR APPROVAL

         The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxies at the Annual Meeting and entitled to vote is required to approve the Authorized Stock Amendment. Reynald
G. Bonmati, Hans Schiessl, NMS BV, Norland Partners, L.P. and Bones, L.L.C. collectively own a majority of the outstanding Common Stock, an amount sufficient to approve this proposal. See "Stock Ownership".

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AUTHORIZED STOCK AMENDMENT.


                                   PROPOSAL 3

                       APPOINTMENT OF INDEPENDENT AUDITORS

         Upon recommendation of the Audit Committee of the Board of Directors, and subject to ratification by the stockholders, the Board of Directors has appointed Deloitte & Touche L.L.P. as independent accountants to examine the Company's consolidated financial statements for the fiscal year ending
December 31, 1999. Deloitte & Touche LLP has served as the Company's independent accountants since November 13, 1998 and performed the audit of the Company's 1998 financial statements. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the meeting.

         On September 22, 1998, PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) ("PwC"), resigned as the Company's independent accountant. No report by PwC on the Company's financial statements for either of the fiscal years ended December 31, 1997 and 1996 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During such fiscal years and the interim period preceding the date of resignation, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make a reference thereto in PwC's report on the consolidated financial statements for such years. Except for the items set forth in the following paragraph, PwC did not advise the Company of any reportable event as defined in paragraphs (A) through (D) of Regulations S-K
Item 304 (a) (i) (v).

         Following the completion of its audit of the Company's financial statements for the year ended December 31, 1997, PwC advised the Audit Committee that, during the course of such audit, PwC noted certain deficiencies in the design and operation of the Company's internal controls over the sales order processing, revenue recognition, customer credit and customer collection functions, and that such deficiencies constituted material weaknesses as defined by the American Institute of Certified Public Accountants.

VOTE REQUIRED FOR APPROVAL

         The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxies at the Annual Meeting and entitled to vote is required to appoint the Company's independent accountants.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR 1999.

                                 STOCK OWNERSHIP

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April __, 1999 (except as otherwise indicated) by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and nominee to be a director, (iii) each named executive officer and
(iv) all directors and executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.



                                                                   AMOUNT OF BENEFICIAL OWNERSHIP (1)
                                                                  -----------------------------------
NAME OF BENEFICIAL OWNER                                            SHARES                   PERCENT
------------------------                                            ------                   -------


Reynald G. Bonmati (2)...................................         13,231,132                    70.1%

Albert S. Waxman (3) ....................................          6,501,936                    34.6

Kurt W. Streams (4) .....................................             26,250                     *

Lewis N. Harrold (4) ....................................             25,000                     *

Ralph J. Cozzolino (4) ..................................             15,000                     *

James J. Baker (4) ......................................             22,500                     *

Michael W. Huber  (5) ...................................             67,825                     *

Andre-Jacques Neusy (4) .................................              7,500                     *

Jeremy C. Allen (6) .....................................             18,000                     *

All directors and officers of the Company as a group (9
persons) (2), (3), (4), (5), and (6) ....................         13,435,707                    70.6

Hans Schiessl (7) .......................................          7,925,082                    42.8
Markgrafenstrasse 8
75117 Pforzheim
Germany

Bones, L.L.C. (8) .......................................          6,805,082                    36.3
Premium Point
New Rochelle, NY  10801

Norland Partners, L.P. (9) ..............................          5,783,387                    30.8
Premium Point
New Rochelle, NY  10801

Norland Medical Systems B.V. ............................          1,000,000                     5.3
Admiraliteskade 50
3063 ED Rotterdam
P.O. Box 4433
3006 AK Rotterdam
The Netherlands

------------------
*   Less than 1%.

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person.

(2) Includes 130,000 shares issuable pursuant to stock options exercisable within 60 days. Includes 396,049 shares held of record by Novatech Management Corporation, 87,842 shares held of record by Novatech Resource Corporation, 1,000,000 shares held of record by Norland Medical Systems B.V., 4,783,387 shares held of record by Norland Partners, L.P., and 5,805,082 shares held of record by Bones, L.L.C., that Mr. Bonmati may be deemed to beneficially own due to his relationship with such entities. Mr. Bonmati is President and a principal stockholder of Novatech Management Corporation and Novatech Resource Corporation. Novatech Management Corporation is the sole general partner of Norland Partners, L.P. Mr. Bonmati is a managing director of Norland Medical Systems B.V. and a managing member of Bones, L.L.C. Such beneficial ownership is disclaimed by Mr. Bonmati, except to the extent of his proportionate interest in such entities. Also includes 21,110 shares held by Mr. Bonmati's wife, as trustee for their children, with respect to which Mr. Bonmati disclaims beneficial ownership. Mr. Bonmati's address is 106 Corporate Park Drive, Suite 106, White Plains, New York 10604.

(3) Includes 22,500 shares issuable pursuant to stock options exercisable within 60 days. Includes 396,049 shares held of record by Novatech Management Corporation, 1,000,000 shares held by record by Norland Medical Systems B.V. and 4,783,387 shares held of record by Norland Partners, L.P., that Dr. Waxman may be deemed to beneficially own due to his relationship with such entities. Dr. Waxman is Chairman of the Board and a principal stockholder of Novatech Management Corporation, the sole general partner of Norland Partners, L.P. He is also a managing director of Norland Medical Systems B.V. Such beneficial ownership is disclaimed by Dr. Waxman, except to the extent of his proportionate interest in such entities. Dr. Waxman's address is 137 East Inlet Drive, Palm Beach, Florida 33480.

(4) Consists solely of shares issuable pursuant to stock options exercisable within 60 days.

(5) Includes 22,500 shares issuable pursuant to stock options exercisable within 60 days.

(6) Includes 12,500 shares issuable pursuant to stock options exercisable within 60 days. Also includes 5,500 shares owned by Mr. Allen's wife, with respect to which Mr. Allen disclaims beneficial ownership.

(7) Includes 1,000,000 shares held of record by Norland Medical Systems B.V. and 5,805,082 shares held of record by Bones, L.L.C., that Mr. Schiessl may be deemed to beneficially own due to his relationship with such entities. Mr. Schiessl is a managing director of Norland Medical Systems B.V. He is also a managing member of Bones, L.L.C. Such beneficial ownership is disclaimed by Mr. Schiessl, except to the extent of his proportionate interest in such entities.

(8) Includes 1,000,000 shares held of record by Norland Medical Systems B.V. that Bones, L.L.C. may be deemed to beneficially own due to its relationship to Norland Medical Systems B.V. Bones, L.L.C. is a principal stockholder of Norland Medical Systems B.V. Such beneficial interest is disclaimed by Bones, L.L.C. except to the extent of its proportionate interest in such entity. Does not include the 3,582,297 Additional Shares issuable to Bones, L.L.C. if Proposal 2 is approved.

(9) Includes 1,000,000 shares held of record by Norland Medical Systems B.V. that Bones, L.L.C. may be deemed to beneficially own due to its relationship to Norland Medical Systems B.V. Norland Partners, L.P. is a principal stockholder of Norland Medical Systems B.V. Such beneficial interest is disclaimed by Norland Partners, L.P. except to the extent of its pecuniary interest in such entity. Does not include the 2,951,814 Additional Shares issuable to Norland Partners, L.P. if Proposal 2 is approved.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table provides, for the periods indicated, certain summary information concerning the cash and non-cash compensation earned by or awarded to the Company's President (the chief executive officer) and each of the other most highly compensated executive officers who were serving as executive officers as of December 31, 1998 (collectively, the "named executive officers"):



                                                                           LONG-TERM
                                                                         COMPENSATION
                                                 ANNUAL COMPENSATION        AWARDS
                                                ----------------------   -------------
                                                                          SECURITIES
                                                                          UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR    SALARY($)    BONUS($)    OPTIONS(#)(1)    COMPENSATION($)(2)
---------------------------             ----    ---------    --------    -------------    ------------------


Reynald G. Bonmati .................    1998     $303,500    $      0          360,000                $3,271
    Chairman of the Board,              1997      195,741           0          180,000                 3,137
    President and Treasurer             1996      156,000           0           30,000                     0

Kurt W. Streams ....................    1998      119,415           0           40,000                   762
    Vice President, Finance,            1997      101,038           0           40,000                   723
    and Secretary                       1996       96,000           0                0                     0

Lewis N. Harrold ...................    1998       90,000           0           35,000                   948
    Vice President, Product             1997       86,910           0           35,000                   916
    Development and Assistant           1996       81,085           0                0                     0
    Secretary

Ralph J. Cozzolino .................    1998      149,603           0           27,000                 2,178
    Vice President, Sales               1997       86,050           0           26,000                 2,195
                                        1996       46,608           0           15,000                 1,522


----------------
(1) Represents shares of Common Stock issuable upon exercise of options granted to the named executive officers. Includes repriced options referred to below, even if the original options are included in figures for prior years.

(2) Represents life insurance and long-term disability premiums paid by the Company, and, for Messrs. Bonmati, Harrold and Cozzolino, also includes $2,509, $225 and $1,455, respectively, of Company contributions to 401(k) plan.


EMPLOYMENT AGREEMENTS

         In 1998 the Company entered into a three-year Employment Agreement with Reynald G. Bonmati, Chairman of the Board, President and a director of the Company. The term of the Employment Agreement is from May 1, 1998 to April 30, 2001. Mr. Bonmati's base salary of $300,000 is subject to increases to reflect cost of living increases, as shown by the Consumer Price Index for the New York-Northwestern New Jersey area. The base salary may also be increased upon annual review by the Compensation Committee. Mr. Bonmati is also entitled to an annual bonus payment equal to 5% of the Company's annual consolidated income before taxes, payable within 30 days after the release of the Company's audited financial statements for such year. No bonus was payable with respect to 1998. Following the end of each fiscal quarter during the term of the Employment Agreement, commencing with the quarter ending March 31, 1999, Mr. Bonmati is to be granted options under the 1994 Plan to purchase up to 45,000 shares of the Company's Common Stock. Such options are to be granted two days after the Company announces its earnings for such quarter. The exercise price will be the closing price on the date of grant, and the options will vest in four equal annual installments. The Company's obligation to grant such options is subject to sufficient shares being available for grant. If the Company terminates
Mr. Bonmati's employment during the term of the Employment Agreement other than for cause, all unvested options will be deemed vested, and all vested options will be exercisable at any time during the period ending on the first anniversary date of such termination.

OPTION GRANTS/EXERCISES/REPRICINGS IN 1998

         The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1998 to the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR



                                                 INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------------------------
                                                  PERCENTAGE
                                                   OF TOTAL                                     POTENTIAL REALIZABLE
                                  NUMBER OF        OPTIONS                                         VALUE AT ASSUME
                                 SECURITIES       GRANTED TO       EXERCISE                     ANNUAL RATES OF STOCK
                                 UNDERLYING       EMPLOYEES           OR                       PRICE APPRECIATION FOR
                                   OPTIONS           IN              BASE                           OPTION TERM(3)
                                   GRANTED       FISCAL-YEAR        PRICE       EXPIRATION    ------------------------
NAME                               (#)(1)            (%)            ($/SH)        DATE          5%($)         10%($)
----                            ------------    --------------    ----------    ----------    ----------   -----------


Reynald G. Bonmati ..........      180,000           19.9%           $7.06          1/1/08    $2,070,732    $3,297,295
                                  180,000(2)         19.9             0.67          1/1/08       196,445       312,805
                                   30,000(2)          3.3             0.67          1/2/06        32,741        52,134
                                  100,000(2)         11.0             0.67         2/20/07       109,136       173,781
                                   50,000(2)          5.5             0.67        11/15/07        54,568        86,890

Kurt W. Streams ............       15,000(2)          1.7             0.67         8/30/05        16,370        26,067
                                   15,000(2)          1.7             0.67        12/28/05        16,370        26,067
                                    5,000(2)          0.6             0.67         2/20/07         5,457         8,689
                                    5,000(2)          0.6             0.67         9/25/07         5,457         8,689

Lewis N. Harrold ............      30,000(2)          3.3             0.67         11/2/05        32,741        52,134
                                    5,000(2)          0.6             0.67         2/20/07         5,457         8,689

Ralph J. Cozzolino ..........       3,000             0.3             3.00          6/8/08        14,660        23,344
                                    3,000(2)          0.3             0.67          6/8/08         3,274         5,213
                                   15,000(2)          1.7             0.67         5/29/06        16,370        26,067
                                    1,000(2)          0.1             0.67         2/20/07         1,091         1,738
                                    5,000(2)          0.6             0.67         6/17/07         5,457         8,689


---------------
(1) All options were granted pursuant to the 1994 Plan. These options are incentive stock options, except those granted to Mr. Bonmati, which are non-qualified stock options. All options become exercisable on each anniversary of the date of grant in four equal installments, except for the replacement options (see note 2).

(2) Replacement stock options--see option repricing table below. These options have same vesting schedule as options they replaced (i.e., immediate vesting to the extent the options they replaced were vested and 25% vesting on each anniversary of the date of grant of the options they replaced). Their term is ten years from the date of grant of the options they replaced.

(3) Pursuant to Securities and Exchange Commission rules, the table shows the value of the options at the end of the option terms (ten years) if the underlying market price of the Common Stock were to appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

         The following table sets forth certain information concerning the exercise of options to purchase Common Stock of the Company during 1998 and the value at December 31, 1998 of outstanding options held by each of the named executive officers.


       OPTION EXERCISES IN 1998 AND VALUE OF OPTIONS AT DECEMBER 31, 1998



                                                             NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                                                OPTIONS HELD AT              IN-THE-MONEY(1) OPTIONS
                                                                  YEAR END(#)                   AT YEAR END($)(2)
                          SHARES                          ----------------------------    -----------------------------
                        ACQUIRED ON        VALUE
NAME                  EXERCISE(#)(3)    REALIZED($)(4)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                  --------------    --------------    -----------    -------------    -----------     -------------


Reynald G. Bonmati                 0    $            0         52,500          307,500    $         0     $           0
Kurt W. Streams                    0                 0         25,000           15,000              0                 0
Lewis N. Harrold                   0                 0         23,750           11,250              0                 0
Ralph J. Cozzolino                 0                 0          9,000           15,000              0                 0


---------------
(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options.

(2) The exercise prices of all such options exceeded $0.19, the closing price of a share of the Company's Common Stock on December 31, 1998.

(3) Represents the number of shares received upon exercise or, if no shares were received, the number of shares with respect to which the options were exercised.

(4) The value of exercised options represents the difference between the exercise price of such options and the closing price of the Company's Common Stock on the date of exercise.

         During 1998, the Company canceled certain outstanding stock options and replaced them with new stock options having a lower exercise price equal to the then market value. The Company also repriced certain stock options in 1997. The following table sets forth certain information concerning the repricing of options held by any named executive officer.

                                            TEN-YEAR OPTION REPRICINGS


                                      NUMBER OF                                                                  LENGTH OF
                                     SECURITIES         MARKET PRICE                                           ORIGINAL TERM
                                     UNDERLYING          OF STOCK AT       EXERCISE PRICE AT        NEW         REMAINING AT
                                       OPTIONS             TIME OF              TIME OF           EXERCISE        DATE OF
NAME                    DATE         REPRICED(#)         REPRICING            REPRICING($)        PRICE($)       REPRICING
----                  --------       -----------        ------------       -----------------      --------     -------------


Reynald G. Bonmati    12/14/98           30,000              $0.57                $9.75             $0.67           7.0 yrs.
                      12/14/98          100,000               0.57                 6.63              0.67           8.1 yrs.
                      12/14/98           50,000               0.57                 7.06              0.67           8.8 yrs.
                      12/14/98          180,000               0.57                 7.06              0.67           9.0 yrs.
                       7/28/97           30,000               9.75                15.00              9.75           8.5 yrs.

Kurt W. Streams       12/14/98           15,000               0.57                 9.75              0.67           6.7 yrs.
                      12/14/98           15,000               0.57                 9.75              0.67           7.0 yrs.
                      12/14/98            5,000               0.57                 6.63              0.67           8.1 yrs.
                      12/14/98            5,000               0.57                 9.69              0.67           8.7 yrs.
                       7/28/97           15,000               9.75                10.67              9.75           8.5 yrs.
                       7/28/97           15,000               9.75                13.83              9.75           8.0 yrs.

Lewis N. Harrold      12/14/98           30,000               0.57                 9.75              0.67           6.8 yrs.
                      12/14/98            5,000               0.57                 6.63              0.67           8.1 yrs.
                       7/28/97           30,000               9.75                12.83              9.75           8.7 yrs.

Ralph J. Cozzolino     10/6/98           15,000               0.67                 9.75              0.67           7.4 yrs.
                       10/6/98            1,000               0.67                 6.63              0.67           8.1 yrs.
                       10/6/98            5,000               0.67                 9.75              0.67           8.5 yrs.
                       10/6/98            3,000               0.67                 3.00              0.67           9.5 yrs.
                       7/28/97           15,000               9.75                22.17              9.75           8.6 yrs.
                       7/28/97            5,000               9.75                10.13              9.75           9.7 yrs.



COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         GENERAL. The Company's Compensation Committee is composed of four independent, Non-Employee Directors. The Committee and the Board of Directors believe that compensation must be competitive, but that it should be directly and materially linked to the Company's performance. The compensation program is designed to attract and retain executive talent, to motivate executives to maximize operating performance, to provide an opportunity to measure performance on an individual basis, as well as on an overall Company-wide basis, and to link executive and stockholder interests through the grant of stock options.

         The key components of the Company's executive compensation program consist of salary, bonuses and stock options. The Committee's policy with respect to each of these elements, including the basis of the compensation awarded to Mr. Bonmati, the Company's President, are discussed below. Through these programs, a very significant portion of the Company's executive compensation is linked to performance and the alignment of executive interests with those of stockholders. The long-term compensation of all Company executive officers consists of stock options; the short term compensation consists of base salary and, in certain cases, bonuses.

         BASE SALARY. The Company has established base salary levels based upon competitive market pay rates, each executive's role in the Company and each executive's performance over time (including, where relevant, executives' performance prior to joining the Company). Base salaries for executives are reviewed annually based on a variety of factors, including individual performance, market salary levels for comparable positions within comparable companies and the Company's overall financial results, and may be adjusted to reflect such factors. In the case of Mr. Cozzolino, a portion of his compensation is based upon commissions.

         BONUSES. At the end of each year, bonuses for executive officers may be recommended by the Company and reviewed and approved by the Committee. Any such bonuses will be payable out of a bonus pool determined by the Board of Directors or the Compensation Committee, and will be determined by measuring such officer's performance, the performance of the operations for which officer has primary responsibility and the Company's overall performance against target performance levels to be established by the Compensation Committee. No bonuses were awarded to any executive officer with respect to 1998.

         STOCK OPTIONS. The Committee believes that aligning management's interest with those of stockholders is an important element of the Company's executive compensation plan. Stock options align the interests of employees and stockholders by providing value to the executive through stock price appreciation only. At December 31, 1998, there were outstanding under the 1994 Plan options to purchase an aggregate of 867,500 shares of Common Stock. In all cases, the exercise prices of these options are not less than the fair market value of the Common Stock on the grant dates.

         In October and December of 1998, the Board approved the repricing of certain outstanding stock options granted under the 1994 Plan. Many outstanding options were exercisable at prices considerably in excess of the market price of the Common Stock at that time, thereby substantially impairing the effectiveness of such options as performance incentives. Consistent with the Company's philosophy of utilizing equity incentives to motivate and retain management and employees, the Committee felt that it was important to restore the performance incentives intended to be provided by options by repricing options having exercise prices in excess of the market price at the time of repricing. The exercise prices of the repriced options were set at amounts that were not less than the fair market value of a share of the Company's Common Stock on the dates of the repricings. A total of 66 option holders holding options to purchase an aggregate of 673,750 shares of the Company's Common Stock with exercise prices ranging from $3.00 to $9.75 per share were granted replacement options at a $0.67 exercise price. Except for the change in exercise price, the terms of the new options are the same as those of the options they replaced.

         Future awards of stock options will be made periodically at the discretion of the Compensation Committee, in certain cases based upon recommendations of the Company's President. The size of such grants, in general, will be evaluated by regularly assessing competitive market practices, the individual's position and level of responsibility within the Company, and the overall performance of the Company, including its historic financial success and its future prospects. The Company believes that stock options are the single most important element in providing incentives for management performance and intends to continue to plan to award significant stock options to officers and key employees.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Effective May 1, 1998, the Company entered into the Employment Agreement with Mr. Bonmati described above (see "Executive Compensation--Employment Agreements"). The Compensation Committee was of the view that it was critically important to the Company that it be able to demonstrate concretely to third parties with whom the Company deals (e.g., potential customers and potential sources of financing)
Mr. Bonmati's commitment to the Company for the long term. Under the Employment Agreement, Mr. Bonmati's base salary for 1998 was $300,000. No bonus was earned by Mr. Bonmati for 1998.

         On January 2, 1998, Mr. Bonmati was granted options for 180,000 shares of the Company's Common Stock at an exercise price of $7.06 per share. These options vest in four equal annual installments commencing January 2, 1999. As a result of this issuance, Mr. Bonmati held options to purchase an aggregate of 360,000 shares of Common Stock at prices ranging from $6.63 to $9.75 per share. On December 14, 1998, in connection with the option repricing described above, the options for all 360,000 shares were repriced at $0.67 per share. Under
Mr. Bonmati's Employment Agreement, as described above, Mr. Bonmati will be granted options to purchase 45,000 shares each quarter, commencing with the quarter ending March 31, 1999. Such options will be granted two days after the Company announces its earnings for such quarter. The exercise price will be the closing price on the date of grant and will vest in four equal annual installments.


                                         COMPENSATION COMMITTEE:
                                           Albert S. Waxman
                                           James J. Baker
                                           Michael W. Huber
                                           Andre-Jacques Neusy

                             STOCK PERFORMANCE GRAPH

         The following graph compares, from August 2, 1995, the date of the initial public offering of the Company's Common Stock, through December 31, 1998, the percentage change in the Company's Common Stock to the cumulative total return of the NASDAQ Composite Index ("NASDAQ Composite") and the S&P Healthcare (Medical Products and Supplies) Midcap Index ("Midcap Medical Products"). The graph plots the growth in value of an initial $100 investment over the indicated time period, assuming the reinvestment of dividends. From August 2, 1995 until September 23, 1998, the Company's Common Stock was traded on the NASDAQ National Market. It is now quoted on the OTC Bulletin Board.





                                 [GRAPH OMITTED]






                                         AS OF             AS OF DECEMBER 31,
                                        AUG. 2,      -----------------------------
                                         1995        1995    1996    1997    1998
                                        -------      ----    ----    ----    ----


Norland Medical Systems, Inc.           $   100      $221    $ 96    $107    $  3
NASDAQ Composite                            100       106     130     159     224
Midcap Medical Products                     100       118     125     157     222



         The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The performance graph that appears above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, executive officers and ten percent stockholders are also required to furnish the Company with copies of all such filed reports.

         Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during the 1998 fiscal year, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely fulfilled during 1998, with the exception of one late filing of a Form 4 by Hans Schiessl with respect to two transactions.


                              CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING NMS BV

         In September 1997 the Company acquired Norland Corp. from NMS BV. In December 1998 and March 1999, portions of the principal of the promissory note issued by the Company as part of the purchase price for Norland Corp. were paid by the issuance of shares of Common Stock of the Company. A total of 11,588,469 shares have been issued in connection with such payments, and an additional 6,534,111 shares will be issued if Proposal 2 is approved. See "Proposal 2-- Proposal to Increase Authorized Shares of Common Stock".

         In addition to its own products, the Company also distributes bone densitometers manufactured by Stratec Medizintechnik GmbH ("Stratec"), which is a wholly-owned subsidiary of NMS BV. Under the Distribution Agreement in effect with Stratec during 1998, the Company had distribution rights to medical diagnostic products manufactured by Stratec. The Company's purchases from Stratec in 1998 were $1,244,766. Sales of products and services by the Company to Stratec in 1998 were $9,803.

         Mr. Bonmati and Mr. Schiessl each own a 50% interest in a building in Pforzheim, Germany, part of which is leased to Stratec at a monthly rent of approximately DM 9,000.

LOANS AND ADVANCES

         In September 1996, the Company made an $80,000 loan to Kurt W. Streams, Vice President, Finance of the Company, to assist with relocation of his residence. The loan bears interest at 6% per annum and is payable in full in March 2000, subject to rights which Mr. Streams has to extend the maturity date. The outstanding balance of the loan, including interest, was $91,304 at December 31, 1998.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Any proposal to be presented by a stockholder at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than December 27, 1999, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

         The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

                                      PROXY
                          NORLAND MEDICAL SYSTEMS, INC.

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 1999

         The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Reynald G. Bonmati and Kurt W. Streams or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of Common Stock of the Company which the stockholder(s) would be entitled to vote on all matters which may come before the Annual Meeting of Stockholders to be held at the Rye Courtyard By Marriott, 631 Midland Avenue, Rye, New York 10580, at 10:00 a.m. on Wednesday, June 2, 1999, or at any adjournment thereof. THE PROXIES SHALL VOTE SUBJECT TO THE DIRECTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD AND THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

         The nominees for Director are: Jeremy C. Allen, James J. Baker, Reynald G. Bonmati, Michael W. Huber, Andre-Jacques Neusy and Albert S. Waxman.

                                          (TO BE SIGNED ON REVERSE SIDE.)
-------------------------------------------------------------------------------------------------------------------

  A     /X/   PLEASE MARK YOUR
              VOTES AS IN THIS
              EXAMPLE.


       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL DIRECTORS AND FOR PROPOSALS 2 AND 3.

                     WITHHOLD
                 FOR   FOR
                 ALL   ALL
                                                                                                           FOR     AGAINST   ABSTAIN
1. Election of   / /   / /   NOMINEES: Jeremy C. Allen        2. An amendment to the Company's Restated    / /       / /       / /
   directors.                          James J. Baker            Certificate of Incorporation to increase
                                       Reynald G. Bonmati        the number of authorized shares of the
                                       Michael W. Huber          Company's Common Stock from
                                       Andre-Jacques Neusy       20,000,000 to 45,000,000
                                       Albert S. Waxman






                                                              3. Selection of Deloitte &                   / /       / /       / /
                                                                 Touche LLP as the
                                                                 Company's independent
                                                                 accountants for 1999.
INSTRUCTION:  To withhold authority to
vote for any individual nominee or
nominees, write the names on the space
provided below.


--------------------------------------                           Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the
--------------------------------------                           meeting.  Returning the proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend.  If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material.  If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted.  The Proxy is revocable at any time prior to its use.



SIGNATURE(S)
            -----------------------------------------------------
                                                                                     DATE
            ------------------------------------------------------                        ---------------------------------


(Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)
